Exhibit 10.1

FIRST AMENDMENT

    First Amendment (this “First Amendment”), dated as of August 10, 2022 (the “Effective Date”), between 101 COLLEGE STREET, LLC ("Landlord") and ARVINAS OPERATIONS, INC. (“Tenant”).

W I T N E S S E T H :

        WHEREAS, by lease (the "Lease"), dated as of May 4, 2021, between Landlord and Tenant, certain premises (the “Premises”) more particularly described in the Lease, consisting of approximately 161,815 rentable square feet and constituting the 3rd, 4th and 5th floors of a building (the “Building”) to be constructed at property to be commonly known as 101 College Street, New Haven, Connecticut, are now leased and demised by Landlord to Tenant;

        WHEREAS, the parties hereto desire to amend the Lease (the Lease, as amended by this First Amendment, is hereafter referred to as the “Amended Lease”) so as, among other things, to (i) modify the Premises to be leased and (ii) provide Tenant with an additional right to increase Landlord’s Contribution (as defined in the Lease) on the terms and conditions hereinafter set forth, and have executed and delivered this First Amendment for such purpose.

        NOW, THEREFORE, in consideration of the foregoing and the covenants, agreements, terms, provisions and conditions herein contained, Landlord and Tenant hereby amend the Lease as follows:

    1.    Capitalized Terms.  All terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

    2.    Modification of Premises.

    (a) Effective as of the Effective Date, the definition of “Premises” set forth in Section 2.1 of the Lease is hereby amended by deleting the first sentence of Section 2.1 of the Lease in its entirety and replacing it with the following:

“Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the premises hereinafter described (the “Premises”), consisting of approximately 162,577 rentable square feet consisting of the 4th, 5th and 6th floors of a building, associated below grade parking garage, and associated subsurface improvements to be constructed at property to be known as 101 College Street, New Haven, Connecticut (the “Building”), as such Premises are shown on the plans attached hereto as Exhibit 2.1 (the “Premises Plans”), together with the non-exclusive right to use the common areas for their intended purposes, for the Term hereinafter stated, for the rents hereinafter reserved, and upon and subject to the terms, restrictions and reservations hereinafter provided in this Lease and those matters of record set forth on Exhibit 2.1(a), all of which Tenant shall conform to (Landlord represents that none of such matters of record prohibit use of the Premises for the Permitted Use).”

(b)    Effective as of the Effective Date, Exhibit 2.1 to the Lease is hereby deleted in its entirety and replaced with Exhibit 2.1 attached to this First Amendment.

(c)    Effective as of the Effective Date, Exhibit 4.1 to the Lease is hereby deleted in its entirety and replaced with Exhibit 4.1 attached to this First Amendment.

    3.    Modification of Expansion Space. Effective as of the Effective Date, the definition of “Expansion Space” set forth in Section 36.1 of the Lease is hereby amended by deleting the first two sentences of Section 36.1 in their entirety and replacing them with the following sentence:

        “Provided that Tenant is not in default (beyond applicable notice or cure period(s)) of its obligations under this Lease at the time Tenant makes such election or at the time that the Expansion Space (as defined below) is added to this Lease, Tenant shall have the one-time right to expand the Premises (the “Expansion Option”) to include the third (3rd) floor of the Building consisting of approximately 53,521 rentable square feet (the “Expansion Space”) effective during the first Lease Year by providing prior written notice (the “Expansion Notice”) to Landlord at least six (6) months prior to the date (the “Expansion Delivery Date”) within the first Lease Year that Tenant seeks to add the Expansion Space to the Premises.”

4.    Increase to Landlord’s Contribution. Subject to, and conditioned upon, timely receipt of the Increased Letter of Credit, as defined below, Landlord’s Contribution is hereby increased by an additional amount equal to $50.00 per rentable square foot (the “Additional Contribution”) of the Premises for a total amount of Landlord’s Contribution (inclusive of the amount previously elected under Section 11(e) of the Work Letter by letter from Tenant to Landlord dated May 12, 2021) of $250.00 per rentable square foot of the Premises. In consideration for such increase, the amount of the Initial Security Deposit has been increased to $5,500,000 on account of the foregoing increases in Landlord’s Contribution and Tenant shall, within 30 days following the Effective Date (time being of the essence), provide Landlord with a Letter of Credit in the amount of $5,500,000 (the “Increased Letter of Credit”). The Section 11(e) Increased Security Amount plus the additional increase in Security Deposit amount pursuant to this paragraph is referred to collectively herein as the “First Amendment Increased Security Amount”. If the Increased Letter of Credit is not timely delivered as set forth above, the First Amendment Increased Security Amount and the Additional Contribution shall each be deemed to be zero ($0) dollars, Tenant’s prior election under Section 11(e) of the Work Letter shall be null and void (and Tenant’s right to make such election shall terminate), and the Landlord’s Contribution shall remain $150.00 per rentable square foot.

    5. Section 9(a)(i) of the Work Letter is hereby amended by deleting the third sentence thereof in its entirety and inserting the following in its place:

“Notwithstanding anything herein to the contrary, in no event shall any of the following be considered a change that requires Tenant’s consent for the purposes of this Work Letter: (A) minor changes in the nature of field adjustments that do not require the approval of Landlord as owner under its construction contract; (B) changes that increase the useable or rentable square footage of the Premises by less than 2% or decrease the usable or rentable square footage of the Premises by less than 1% (e.g., meaning the resulting rentable square footage would not be less than 160,951 nor more than 165,829); (C) changes to the lobby and entrances that do not adversely affect access to the Premises and do not vary in any material respect from first class standards for Comparable Buildings; (D) changes to other tenant premises in the Building; (E) changes to the common areas or any Building structure or systems that do not have an adverse effect on the Premises or prohibit Landlord from meeting its express obligations under this Lease; (F) expansions of the Building that do not affect the Premises or access to the Premises; and (G) changes consistent with previously approved BBW Plans or reasonably inferable therefrom, provided, however, in no event shall any change or series of changes qualify under clauses (B) through (G) if such change, together with any and all other changes, is reasonably expected to result in a net increase to Tenant’s costs, expenses, or financial obligations under the Lease by more than five percent (5%) per annum in the first year of the Term above the amount of Tenant’s costs, expenses or financial obligations under the Lease that would have been incurred in the first year of the Term in the absence of such change (excluding any increases resulting solely from an increase in the useable or rentable square footage of the Premises by less than 1% to the extent permitted pursuant to clause (B), above).”

    6.    Additional Amendments to Lease.  Effective as of the Effective Date, Landlord and Tenant hereby agree to further amend the Lease, as follows:

(a)The phrase “and additional allowance obtained pursuant to Section 4 of the First Amendment” shall be added after the phrase “Exhibit 3.2” on the eighth line of the second paragraph of Section 36.1 of the Lease.

(b)The word “initial” on the second line of Section 37.1 of the Lease is hereby deleted and replaced with the words “initial (after taking into account the modification of the Premises set forth in Section 2 of the First Amendment)”.

(c)Section 40.1 of the Lease is hereby amended by deleting the words “Section 11(e) Increased Security Amount” wherever they appear in the second full paragraph (beginning with “If Tenant fails to provide the Letter of Credit…”) and inserting the words “First Amendment Increased Security Amount” in their place.

(d)All of the references to the number “160,197” in Article 39 of the Lease are hereby deleted and replaced with the number “160,951”.

(e)All of the references to the number “161,815” in Article 39 of the Lease are hereby deleted and replaced with the number “162,577”.

(f)The phrase “and additional allowance obtained pursuant to Section 4 of the First Amendment” shall be added after the phrase “Exhibit 3.2” on the thirty-third and thirty-seventh lines of the first paragraph of Section 39.1 of the Lease.

(g)The number “160,197” on the fifth line of Section 12(a) of the Work Letter is hereby deleted and replaced with the number “160,951”.

(h)Section 9(a)(ii) of the Work Letter and all references to the “Bridge” in the Lease are hereby deleted in their entirety.

    7.    Form of Notice of Amended Lease. Landlord and Tenant are, contemporaneously herewith, executing, acknowledging and delivering a Notice of Amended Lease in the form of Exhibit 29.2 attached to this First Amendment to reflect the terms of this First Amendment. Tenant, at its cost and expense, shall have the right to record such executed Notice of Amended Lease on the City of New Haven, Connecticut land records.

    8.    Miscellaneous:

(a)Tenant acknowledges that Landlord has obtained the pollution limited liability policy required pursuant to Section 7.4(4) of the Lease and provided Tenant with evidence of the same and that Landlord has delivered to Tenant the Letter of Credit required pursuant to Section 17 of the Work Letter.

(b)Exhibit 2.1(a) to the Lease is hereby deleted in its entirety and replaced by Exhibit 2.1(a), attached.

    9.    Landlord Confirmation. Landlord hereby confirms that as of July 12, 2022, to Landlord’s knowledge (without waiving any of its rights under the Lease with respect to matters of which Landlord did not have actual knowledge as of such date) there has been no Tenant Delay and/or Construction Force Majeure.

    10.    Lender Consent. Landlord represents to Tenant that, as of the Effective Date, Landlord has obtained from the holder of its existing mortgage consent to this First Amendment.
    11.    Brokerage. Each of Landlord and Tenant represents that in the negotiation of this First Amendment it dealt with no real estate broker or salesman. Each party shall indemnify and hold harmless the other party from any and all losses, damages and expenses arising out of any inaccuracy or alleged inaccuracy of the above representation. The foregoing indemnity shall also cover all fees, costs and expenses, including attorneys’ fees, which the claiming party incurs to defend against any such claim (which the indemnifying party shall pay upon demand). The provisions of this Section 9 shall survive the expiration or earlier termination of the Amended Lease.

    12.    Ratification of the Lease.  As modified by this First Amendment, the Lease and all of the covenants, agreements, terms, provisions and conditions thereof are hereby ratified and confirmed by Tenant and Landlord in all respects.

    13.    Counterparts.  This First Amendment may be executed in one or more counterparts (including by fax, pdf or other electronic means) and each of such counterparts shall, for all purposes, be deemed to be an original, but all such counterparts shall, when taken together, constitute one and the same instrument. The delivery of an unexecuted counterpart of this First Amendment to Tenant shall not be deemed an offer by Landlord and this First Amendment shall not be binding on Landlord unless and until Landlord shall deliver to Tenant a fully executed counterpart hereof.

[Balance of Page Intentionally Left Blank – Signature Page to Follow]

        IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the day and year first written above.

LANDLORD:
101 COLLEGE STREET, LLC

Witness:                        By: HRSE- Winstanley I, LLC, its Sole Member

/s/ Martha T. Billig
Martha T. Billig

/s/ Barbara A. Green    By: /s/ Adam D. Winstanley
Barbara A. Green     Name: Adam Winstanley
     Title: Authorized Signatory

TENANT:
Witness:                        ARVINAS OPERATIONS, INC.

/s/ Melissa Conners
Melissa Conners

/s/ Sandra Carlino
Sandra Carlino    By: /s/ Sean Cassidy
     Name: Sean Cassidy
Title: CFO and Treasurer

Guarantor hereby confirms its obligation as Guarantor as set forth in the Guaranty dated as of May 4, 2021 in connection with the Lease and specifically confirms that such Guaranty extends to and applies with respect to the Amended Lease:

GUARANTOR:

ARVINAS, INC.

BY:/s/ Sean Cassidy
Name: Sean Cassidy
Title: CFO and Treasurer

STATE OF Massachusetts    )
            : ss. Concord
COUNTY OF Middlesex ) City/Town

    On this the 3rd day of August, 2022, before me, personally appeared Adam D. Winstanley, an Authorized Signatory of 101 COLLEGE STREET, LLC, signer and sealer of the foregoing instrument, and who acknowledged the same to be the free act and deed of said 101 COLLEGE STREET, LLC, and his/her free act and deed as such Authorized Signatory thereof.

    IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                        /s/ Pamela M. D’Ambrosio
                        Commissioner of the Superior Court
                        Notary Public
                        My Commission Expires: